Exhibit 99.6

Execution Version

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT OF
FINTECH INVESTOR HOLDINGS, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of FINTECH INVESTOR HOLDINGS, LLC, a Delaware limited liability company (the “Company”), dated as of February 4, 2015, is by and among the individuals set forth on Schedule A attached hereto (each a “Member” and, collectively, the “Members”).

WHEREAS, the Company was formed on May 9, 2014 in order to acquire, own and hold shares of common stock and units of FinTech Acquisition Corp., a Delaware corporation (“FinTech”); and

WHEREAS, the Daniel J. Cohen, the sole member of the Company, desires to amend and restate the Company’s limited liability company agreement dated May 9, 2014 in order to admit additional members of the Company and govern the business and affairs of the Company.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated as part of this Agreement as if set forth below, and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

The following capitalized terms used in this Agreement have the respective meanings ascribed to them in this Article I.

“Act” means the Delaware Limited Liability Company Act, 6 Del. Code § 18-101 et seq., as in effect on the date hereof and as from time to time amended and in effect.

“Additional Issuance Notice” has the meaning ascribed to such term in Section 3.08.

“Affiliate” means, with respect to any specified Person, (i) any Person that directly or indirectly controls, is controlled by, or is under common control with such specified Person; (ii) any Person that is an officer of, director of, manager of, partner, stockholder or member in, or trustee of, or serves in a similar capacity and, with respect to, the specified Person (or an Affiliate of the specified Person) or of which the specified Person (or an Affiliate of the specified Person) is an officer, director, manager, partner, stockholder or member in, or trustee, or with respect to which the specified Person serves in a similar capacity; or (iii) any Immediate Family Member. For purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Amended and Restated Limited Liability Company Agreement as it may be amended, supplemented, or restated from time to time.

“Angelo Gordon Entities” means AG Mortgage Value Partners Master Fund, L.P., AG Super Fund, L.P., AG Super Fund International Partners, L.P., Nutmeg Partners, L.P., AG MM, L.P. and AG Princess, L.P.

“Business Combination Transaction” has the meaning ascribed to such term in Section 3.07.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in the State of New York are required or authorized to be closed.

“Cantor Fitzgerald” shall mean Cantor Fitzgerald & Co.

“Capital Account” means a separate account maintained for each Member and adjusted in accordance with this Agreement and Treasury Regulations under Section 704 of the Code.

“Capital Contribution” means any contribution by a Member to the capital of the Company.

“Carrying Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes; provided, however, that (i) the initial Carrying Value of any asset contributed to the Company shall be adjusted to equal its gross fair market value (determined by the Manager) at the time of its contribution and (ii) the Carrying Values of all assets held by the Company shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account) upon an election by the Company to revalue its property in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f). The Carrying Value of any asset whose Carrying Value was adjusted pursuant to the preceding sentence thereafter shall be adjusted in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(g).

“Certificate” means the Certificate of Formation of the Company, filed with the Office of the Secretary of State of the State of Delaware on May 9, 2014, as it may, from time to time, be amended or amended and restated in accordance with the Act.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning set forth in the preamble.

“Confidential Information” has the meaning ascribed to such term in Section 2.12.

“Defaulting Member” means a Member who fails to timely make all or any portion of the Capital Contribution required to be made by such Member under this Agreement.

“Exercising Member” has the meaning ascribed to such term in Section 3.08.

“FinTech” has the meaning ascribed to such term in the preamble.

“FinTech Private Placement” shall mean the sale of FinTech Private Placement Units by FinTech to certain persons, including the Company, on a private placement basis in connection and concurrently with the IPO.

“Fiscal Year” shall mean the year ending on December 31.

“Forfeiture Percentage” means, with respect to a Member, the percentage obtained by dividing (a) the number of such Member’s allocated Founder Shares as set forth on Exhibit A by (b) the aggregate number of Founder Shares allocated to all Members other than the Nantahala Entities, Angelo Gordon Entities and Leon Cooperman as set forth on Exhibit A.

“Founder Shares” has the meaning ascribed to such term in Section 2.04.

“Founder Shares Percentage” means the percentage interest attributable to a Member’s direct or indirect interest in the Founder Shares as set forth on Schedule A, as amended from time to time, and subject to adjustment pursuant to Section 3.06 and Article VIII hereof.

“Immediate Family Member” means, with respect to any Member, his or her spouse, children, grandchildren, parents, siblings, any lineal descendant of the specified Person or any trust for the benefit of any of the foregoing Persons.

“Indemnified Person” has the meaning ascribed to such term in Section 6.06.

“Initial Stockholders” means Daniel G. Cohen, Betsy Z. Cohen, DGC Family FinTech Trust, Frank Mastrangelo, James J. McEntee, III and the Company.

“IPO” has the meaning ascribed to such term in Section 2.04.

“Letter Agreement” means that certain letter agreement to be entered into upon consummation of the IPO among FinTech, the Company and the other persons signatory thereto with respect to, among other things, possible forfeiture of Founder Shares.

“Liquidator” means any Manager liquidating the assets of the Company pursuant to Article IX.

“Lockup Period” means (i) with respect to the Founder Shares, the period from the date of the purchase by the Company of such shares until,

(a)	with respect to 20% of such shares, the date of the consummation of FinTech’s initial business combination (as such term is described in the Registration Statement);

(b)	with respect to 20% of such shares, the date on which the closing price of FinTech’s common stock exceeds $12.00 for any 20 Trading Days within a 30-Trading Day period following the consummation of FinTech’s initial business combination;

(c)	with respect to 20% of such shares, the date on which the closing price of FinTech’s common stock exceeds $13.50 for any 20 Trading Days within a 30 Trading Day period following the consummation of FinTech’s initial business combination;

(d)	with respect to 20% of such shares, the date on which the closing price of FinTech’s common stock exceeds $15.00 for any 20 Trading Days within a 30 Trading Day period following the consummation of FinTech’s initial business combination;

(e)	with respect to 20% of such shares, the date on which the closing price of FinTech’s common stock exceeds $17.00 for any 20 Trading Days within a 30 Trading Day period following the consummation of FinTech’s initial business combination; and

(f)	with respect to 100% of such shares, if, following a business combination, FinTech engages in a subsequent transaction (1) resulting in its stockholders having the right to exchange their shares for cash or other securities or (2) involving a consolidation, merger or other change in the majority of FinTech’s board of directors or management team in which FinTech is the surviving entity, the date of closing of such subsequent transaction, and (ii) with respect to the Private Placement Units, the period from the date of the purchase by the Company of such securities to 30 days following the consummation of FinTech’s initial business combination. For the avoidance of doubt, the satisfaction of any of the conditions of clauses (c), (d) or (e) shall terminate the Lockup Period with respect to all Founder Shares included within that pricing level or any lower pricing level.

“Manager” shall mean Daniel G. Cohen or any of his successors appointed in accordance with the terms of this Agreement.

“Manager Transfer Amount” has the meaning ascribed to such term in Section 8.01.

“Manager Transfer Price” has the meaning ascribed to such term in Section 8.01.

“Member” means the Persons set forth on Schedule A and any Person who becomes an additional or substitute Member as permitted by this Agreement, in such Person’s capacity as a Member of the Company. “Members” shall refer collectively to all such Persons or entities in their capacities as Members.

“Membership Interest” means any interest of a Member in the Company, including the rights, if any, to receive distributions, whether in cash or in kind, attributable to a Member’s Founder Shares Percentage, Private Placements Unit Percentage or Residual Percentage.

“Nantahala Entities” means Nantahala Capital Partners Limited Partnership, Nantahala Capital Partners II Limited Partnership, Blackwell Partners LLC Series A and Silver Creek CS SAV, L.L.C.

“Net Profits” and “Net Losses” mean the taxable income or loss, as the case may be, for a period as determined in accordance with Code Section 703(a) computed with the following adjustments:

(i) Items of gain, loss, and deduction shall be computed based upon the Carrying Values of the Company’s assets (in accordance with Treasury Regulation Sections 1.704(b)(2)(iv)(g) and/or 1.704-3(d)) rather than upon the assets’ adjusted bases for federal income tax purposes;

(ii) Any tax-exempt income received by the Company shall be included as an item of gross income;

(iii) The amount of any adjustments to the Carrying Values of any assets of the Company pursuant to Code Section 743 shall not be taken into account except to the extent provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m);

(iv) Any expenditure of the Company described in Code Section 705(a)(2)(B) (including any expenditures treated as being described in Code Section 705(a)(2)(B) pursuant to Treasury Regulations under Code Section 704(b)) shall be treated as a deductible expense;

(v) The amount of items of income, gain, loss or deduction specially allocated to any Member pursuant to Section 5.02 shall not be included in the computation;

(vi) The amount of any unrealized gain or unrealized loss attributable to an asset at the time it is distributed in-kind to a Member shall be included in the computation as an item of income or loss, respectively; and

(vii) The amount of any unrealized gain or unrealized loss with respect to the assets of the Company that is reflected in an adjustment to the Carrying Values of the Company’s assets pursuant to clause (ii) of the definition of “Carrying Value” shall be included in the computation as items of income or loss, respectively.

“Offered Amount” has the meaning ascribed to such term in Section 8.01.

“Offered Membership Interests” has the meaning ascribed to such term in Section 3.08.

“Offering Member” has the meaning ascribed to such term in Section 8.01.

“Offering Price” has the meaning ascribed to such term in Section 8.01.

“Other FinTech Shares” has the meaning ascribed to such term in Section 3.07.

“Option Reply” has the meaning ascribed to such term in Section 8.01.

“Other Business” has the meaning ascribed to such term in Section 6.08.

“Overallotment Exercise Period” has the meaning ascribed to such term in Section 3.08.

“Overallotment Offer Notice” has the meaning ascribed to such term in Section 3.08.

“Overallotment Purchase Notice” has the meaning ascribed to such term in Section 3.08.

“Overallotment Shares” shall mean any and all shares of FinTech stock that the Company is required to forfeit if the underwriters do not fully exercise their overallotment option in the IPO as contemplated by the Letter Agreement.

“Permitted Transferee” means the recipient of a Transfer, by a Member or Permitted Transferee, (a) to FinTech’s officers, FinTech’s directors, the Initial Stockholders or Cantor Fitzgerald, (b) to an officer, director, equityholder (direct or indirect) or other affiliate of Cantor Fitzgerald, (c) to an Affiliate or Immediate Family Member of any of FinTech’s officers, directors and Initial Stockholders, or Cantor Fitzgerald’s officers, directors and direct and indirect equityholders, (d) to any Member, officer or director of the Company, or any Immediate Family Member, partner, affiliate or employee of a Member, (e) by gift to any Permitted Transferee under any of the immediately preceding subsections (a) through (d), to a trust, the beneficiary of which is a Permitted Transferee under any of the immediately preceding subsections (a) through (d), or to a charitable organization, (f) by virtue of laws of descent and distribution upon the death of any Member, officer or director of FinTech, Initial Stockholder, Permitted Transferee or any officer, director or direct or indirect equityholder of Cantor Fitzgerald, (g) pursuant to a qualified domestic relations order, (h) in the event of FinTech’s liquidation prior to consummation of FinTech’s initial business combination, (i) by virtue of the laws of Delaware, this Agreement upon dissolution of the Company or the organizational documents of Cantor Fitzgerald upon dissolution of Cantor Fitzgerald, (j) in the event of a liquidation, merger, stock exchange or other similar transaction which results in all of FinTech’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to FinTech’s consummation of its initial business combination or (k) subsequent to the consummation of FinTech’s initial business combination, in the event of a consolidation, merger, stock exchange or other similar transaction that results in a change in a majority of FinTech’s board of directors or management team in which FinTech is the surviving entity; provided, however, that in the case of clauses (a) through (g) these Permitted Transferees must enter into a written agreement agreeing to be bound by this Agreement. For the avoidance of doubt, for the purposes of this Agreement, a managed account managed by the same investment manager of any of the Nantahala Entities or the Angelo Gordon Entities shall be deemed an affiliate of such Nantahala Entity or such Angelo Gordon Entity, respectively.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or governmental entity.

“Preemptive Right” has the meaning ascribed to such term in Section 3.08.

“Preemptive Rights Notice” has the meaning ascribed to such term in Section 3.08.

“Private Placement Units” has the meaning ascribed to such term in Section 2.04. For purposes of this Agreement, wherever applicable, the term Private Placement Unit includes the share of common stock and warrant to purchase one share of common stock included in such Private Placement Unit.

“Private Placement Units Percentage” means the percentage interest attributable to a Member’s direct or indirect interest in the Private Placement Units as set forth on Schedule A, as amended from time to time, and subject to adjustment pursuant to Article VIII hereof.

“Purchaser” has the meaning ascribed to such term in Section 8.01.

“Registration Statement” means the securities registration statement on Form S-1 initially filed by FinTech with the Securities and Exchange Commission on December 12, 2014, as may be amended from time to time.

“Representative” means, with respect to any Person, any and all directors, officers, members, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Residual Percentage” means the percentage interest attributable to a Member’s residual interest in the Company as set forth on Schedule A, as amended from time to time, representing such Member’s proportionate Capital Contribution.

“ROFO Notice” has the meaning ascribed to such term in Section 8.01.

“Rofo Option Period” has the meaning ascribed to such term in Section 8.01.

“Securities Act” means the Securities Act of 1933, as amended.

“Subscription Agreement” means that certain Amended and Restated Unit Subscription Agreement dated January 13, 2015 by and between FinTech and the Company, as the same may be amended or restated from time to time.

“Tag-Along Notice” has the meaning ascribed to such term in Section 8.01.

“Tag-Along Option Period” has the meaning ascribed to such term in Section 8.01.

“Tag-Along Option Reply” has the meaning ascribed to such term in Section 8.01.

“Tax Matters Member” has the meaning ascribed to such term in Section 7.02.

“Trading Day” shall mean a day on which the principal securities exchange or quotation system on which FinTech’s units or common stock (as described in the Registration Statement) are listed or admitted to trading is open for the transaction of business or, if such shares are not listed or admitted, a Business Day.

“Transfer” and any grammatical variation thereof shall refer to any sale, exchange, issuance, redemption, assignment, distribution, encumbrance, hypothecation, gift, pledge, retirement, resignation, transfer or other withdrawal, disposition or alienation in any way (whether voluntarily, involuntarily or by operation of law) as to any Membership Interest.

ARTICLE II

GENERAL PROVISIONS

2.01 Name of the Limited Liability Company. The name of the Company is FinTech Investor Holdings, LLC. The name of the Company may be changed at any time or from time to time by the Manager.

2.02 Registered Agent for Service of Process; Registered Office. The name of the resident agent for service of process for the Company and the address of the registered office of the Company in the State of Delaware shall be as set forth in the Certificate. The Manager may establish places of business of the Company within and without the State of Delaware, as and when required by the Company’s business and in furtherance of its purposes set forth in Section 2.04 hereof, and may appoint (or cause the appointment of) agents for service of process in all jurisdictions in which the Company shall conduct business. The Manager may change from time to time the resident agent for service of process, or the location of the Company’s registered office in Delaware.

2.03 Certain Filings; Organization. The Manager is hereby designated as an “authorized person” within the meaning of the Act. The Manager shall cause to be filed such certificates and documents as may be necessary or appropriate to comply with the Act and any other applicable requirements for the formation, continuation and operation of a limited liability company in accordance with the laws of the State of Delaware and any other jurisdictions in which the Company may conduct business, and shall continue to do so for so long as the Company conducts business therein.

2.04 Purposes; Powers. The Company may engage in any business or activity in which a limited liability company organized under the laws of the State of Delaware may lawfully engage, and shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act (including the borrowing of money and the issuance of guarantees of indebtedness of other Persons). Without limiting the generality of the above, the Company may (i) take any action in preparation for or in connection with an initial public offering (“IPO”) of the securities of FinTech (or any successor entity) to the public pursuant to the Registration Statement; and (ii) purchase and hold certain FinTech securities including: (x) 2,403,333 shares of common stock of FinTech, $0.001 par value per share (such shares purchased and held by the Company from and since June 30, 2014, “Founder Shares”) and (y) FinTech units acquired in the FinTech Private Placement, with each such unit comprised of one (1) share of FinTech common stock and one warrant entitling the holder to purchase one share of FinTech common stock (the “Private Placement Units”).

2.05 Restrictions on Indebtedness. The Company shall not, without the prior written consent of Members holding a majority of the Residual Percentages, directly or indirectly create, incur, assume, permit to exist or otherwise become liable with respect to any indebtedness, or issue any guarantees with respect to indebtedness of other Persons, except for:

(a) Prior to the IPO, loans from Daniel Cohen and/or his Affiliates in an amount not to exceed $500,000 in the aggregate, which shall be repaid upon consummation of the IPO;

(b) Following the IPO, loans from Daniel Cohen and/or his Affiliates in an amount not to exceed $750,000 in the aggregate; and

(c) trade payables and accrued expenses incurred in the ordinary course of business and not past due for more than 90 days after the date on which each such trade payable or account payable was created.

2.06 Members.

(a) The name, Capital Contribution, Founder Shares Percentage, Private Placement Units Percentage and/or Residual Percentage (as the case may be) of each Member of the Company are set forth on Schedule A hereto.

(b) Additional Members may only be admitted to the Company in accordance with Section 8.03.

(c) Except as expressly set forth in this Agreement, no Member shall have the right to vote, under the Act or otherwise, on any matter regarding the conduct or management of the business of the Company.

2.07 Designation of Manager. Daniel G. Cohen is hereby designated as the “Manager” of the Company within the meaning of Section 18-101(10) of the Act. The Manager may withdraw or be removed as the Manager of the Company only in the manner specified in Section 8.02.

2.08 Manager as Member. The Manager may hold a pecuniary interest in the Company as a Member.

2.09 Liability of Member and Manager. Except as otherwise expressly provided by non-waivable provisions of the Act or other applicable law, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither the Members or the Manager shall be obligated personally for any such debt, obligation or liability of the Company by reason of being a Member or Manager of the Company. Without limiting the foregoing, (i) no Member, in his, her or its capacity as a Member, shall have any liability to restore any negative balance in his, her or its Capital Account, (ii) the failure of the Company to observe any formalities or requirements relating to exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Members or Manager for the debts, obligations or liabilities of the Company and (iii) under applicable law, the Members, including the Manager, as a holder of a Membership Interest, may, under certain circumstances, be liable to the Company to the extent of previous distributions made to them in the event that the Company does not have sufficient assets to discharge its liabilities, provided that any amounts required to be returned pursuant to this Section 2.09(iii) shall be made pro rata by each Member in accordance with his, her or its Founders Shares Percentage or Private Placement Units Percentage, as applicable.

2.10 No Partnership. The Company is not intended to be a general partnership, limited partnership or joint venture, and no Member shall be considered to be a partner or joint venturer of any other Member, for any purposes other than income tax purposes, and this Agreement shall not be construed to suggest otherwise.

2.11 Title to Company Property. All property owned by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any ownership of such property. The Company may hold any of its assets in its own name or in the name of its nominee, which nominee may be one or more trusts. Any property held by a nominee trust for the benefit of the Company shall, for purposes of this Agreement, be treated as if such property were directly owned by the Company.

2.12 Nature of Member’s Interest. The interests of all of the Members in the Company are personal property as defined in the Uniform Commercial Code in effect in the State of Delaware and shall not, under any circumstances, be considered real property.

2.13 Confidentiality.

(a) Each Member agrees that the information relating to the business and operations of the Company and FinTech including, without limitation, reports, financial information, trade secrets, research information, finances and financial projections, current or future business plans and models and other business or operational information (the “Confidential Information”), regardless of whether such information is designated as “confidential information” at the time of its disclosure, is confidential and proprietary. Each Member agrees not to, directly or indirectly, disclose or use (other than solely for the purposes of such Member monitoring and analyzing its investment in the Company), including, without limitation, use for personal, commercial or proprietary advantage or profit, any Confidential Information of which such Member is or becomes aware. Each Member agrees to take all steps reasonably necessary to protect the secrecy of the Confidential Information, and to prevent the Confidential Information from disclosure, misuse, or falling into the public domain or into the possession of unauthorized persons. Each Member acknowledges that the breach of this Section 2.12 will cause irreparable damage to the Company and FinTech for which monetary damages are insufficient. As such, in the event of breach or threatened breach of this Section 2.12, each Member acknowledges and agrees that the Company shall have the right to obtain equitable relief, in addition to any other remedy at law, and the breaching Member shall not claim as a defense thereto that the Company has an adequate remedy at law or shall require the posting of bond therefor.

(b) Nothing contained in Section 2.12(a) shall prevent any Member from disclosing Confidential Information: (i) upon the order of any court or administrative agency or as required by applicable law, rule or regulation; (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Member; (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests; (iv) to the extent necessary in connection with the exercise of any remedy hereunder; (v) to any other Member; (vi) to such Member's Representatives who, in the reasonable judgment of such Member, need to know such Confidential Information and agree to be bound by the provisions of this Section 2.12 as if a Member; or (vii) to any potential Permitted Transferee in connection with a proposed Transfer of Membership Interests from such Member, as long as such Transferee agrees to be bound by the provisions of this Section 2.12 as if a Member; provided, that in the case of clause (i), (ii) or (iii), such Member shall notify the Company of the proposed disclosure as far in advance of such disclosure as practicable (but in no event make any such disclosure before notifying the Company) and use reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment satisfactory to the Company, when and if available.

(c) The restrictions of Section 2.12.(a) shall not apply to Confidential Information that: (i) is or becomes generally available to the public other than as a result of a disclosure by a Member in violation of this Agreement; (ii) is or has been independently developed or conceived by such Member without use of Confidential Information; (iii) becomes available to such Member or any of its Representatives on a non-confidential basis from a source other than the Company, the other Members or any of their respective Representatives, provided, that such source is not known by the receiving Member to be bound by a confidentiality agreement regarding the Company; or (iv) information disclosed in connection with the IPO or as authorized by the Manager in connection with the conduct of the business of the Company.

(d) The obligations of each Member under this Section 2.12 shall survive for so long as such Member remains a Member, and for one year following the earlier of (i) termination, dissolution, liquidation and winding up of the Company, and (ii) the withdrawal of such Member from the Company.

ARTICLE III

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS; OVERALLOTMENT SHARES

3.01 Capital Contributions. Contemporaneously with the execution of this Agreement and, and as set forth in the respective unit purchase agreements, each Member shall contribute an amount equal to such Member’s Capital Contribution, in cash, to the capital of the Company as set forth in Schedule A, pursuant to the wire instructions provided by the Company. Other than as set forth in this Section 3.01, no Member shall be obligated to provide any Capital Contributions (or any additional Capital Contributions) to the Company. No Member shall be obligated to loan any funds to the Company and no Member shall have any personal liability for the payment or repayment of any Capital Contribution by or to any other Member.

3.02 No Interest on Capital Contributions. No interest shall accrue on any Capital Contribution to the Company, and no Member shall have the right to withdraw or to be repaid any Capital Contribution made by him, her or it or to receive any other payment in respect of his, her or its Membership Interest in the Company, including, without limitation, as a result of the withdrawal or resignation of such Member from the Company (including any payment contemplated by Section 18-604 of the Act, and this Section 3.02 shall expressly constitute “provision otherwise” for the purposes of Section 18-604 of the Act), except as specifically provided in this Agreement.

3.03 Maintenance of Capital Accounts. The Company shall establish and maintain for each Member a separate Capital Account on its books and records in accordance with the following provisions:

(a) Each Member's Capital Account shall be increased by the amount of:

(i) such Member's Capital Contributions, including such Member's initial Capital Contribution;

(ii) any Net Profit or other item of income or gain allocated to such Member pursuant to Article V; and

(iii) any liabilities of the Company that are assumed by such Member or secured by any property distributed to such Member.

(b) Each Member's Capital Account shall be decreased by:

(i) the cash amount or Carrying Value of any property distributed to such Member pursuant to Article IV and Section 9.02;

(ii) the amount of any Net Loss or other item of loss or deduction allocated to such Member pursuant to Article VI; and

(iii) the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

3.04 Succession Upon Transfer.   If any Membership Interests are Transferred in accordance with the terms of this Agreement, the Permitted Transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Membership Interests and, subject to Section 5.04, shall receive allocations and distributions pursuant to Article IV, Article V and Article IX in respect of such Membership Interests.

3.05 Intentionally Omitted.

3.06 Forfeiture of Overallotment Shares. Each Member acknowledges that, pursuant to the Letter Agreement, up to 304,681 Overallotment Shares are subject to forfeiture to the extent the overallotment option is not exercised in full by the underwriter of the IPO. In the event the Company is required to forfeit any or all of the Overallotment Shares, the number of Overallotment Shares so forfeited shall be allocated ratably amongst each of the Members, excluding the Nantahala Entities, the Angelo Gordon Entities and Leon Cooperman, according to such Members’ Forfeiture Percentages to reduce the number of Founder Shares in which such Members have a direct or indirect interest. The Manager may amend Schedule A of this Agreement as necessary to reflect such forfeiture.

3.07 Forfeiture in Connection with Business Combination. If prior to, or at the time of, FinTech’s initial business combination, in order to facilitate such a business combination, the Manager deems it necessary for the Company to (a) forfeit, transfer or exchange all or any portion of the Company’s Founder Shares or Private Placement Units, or amend the terms under which the Founder Shares or Private Placement Units were issued or any restrictions or other provisions relating to the Founder Shares or Private Placement Units set forth in the instruments establishing the same (including voting in favor of any such amendment) or (b) enter into any other arrangements with respect to the Founder Shares or Private Placement Units (each, a “Business Combination Transaction”), the Manager may, in its sole and absolute discretion, cause the Company to enter into any such Business Combination Transaction requested by FinTech, provided that the terms of any such Business Combination Transaction are no more favorable to any Founder Shares or Private Placement Units held by any Member other than through a Membership Interest (“Other FinTech Shares”) than to the terms applicable to the Founder Shares or Private Placement Units held by the Company. If Founder Shares, Private Placement Units or any other securities held by the Company are forfeited or transferred as part of a Business Combination Transaction, such forfeited or transferred securities shall be allocated ratably amongst the Members according to the percentage interest(s) to which such securities relate, as set forth on Schedule A, provided that any Other FinTech Shares held by Members shall be forfeited or reduced in the same manner. By way of example, and without limiting the foregoing, if the Company forfeits a portion of its Founder Shares, the forfeited Founder Shares shall be allocated among the Members in proportion to their Founder Shares Percentages and the number of Founder Shares in which each Member has a direct or indirect interest shall be reduced accordingly.

3.08 Preemptive Rights.

(a) Exercise of Preemptive Rights. The Manager (with the prior written consent of Members holding a majority of the Residual Percentages), may from time to time cause the Company to issue new Membership Interests (“Offered Membership Interests”), and each Member shall have the right (a “Preemptive Right”) to purchase all or part of its ratable portion of any Offered Membership Interests (calculated as set forth in subsections (i), (ii) and (iii) below); provided, however, that the Manager may issue without the consent of any Members, and Members shall have no Preemptive Right with respect to, new Membership Interests issued in connection with the Company’s acquisition of Private Placement Units in connection with the closing of the IPO. The Company shall give written notice of any proposed issuance or sale of Offered Membership Interests (the “Additional Issuance Notice”) to each of the Members specifying the total amount of capital to be raised, the type of Membership Interests to be issued and the material terms and conditions pertaining thereto, including the price and proposed issuance date. Each Member may exercise its Preemptive Right to purchase its ratable portion of the Offered Membership Interests by delivering written notice (a “Preemptive Rights Notice”) to the Company within ten days following receipt of the Additional Issuance Notice. A Preemptive Rights Notice shall state that the Member shall purchase such Offered Membership Interests on the terms specified in the Additional Issuance Notice and indicating the amount and type, if applicable, of Offered Membership Interests such Member wishes to purchase. Any Preemptive Rights Notice so delivered shall be binding upon delivery and irrevocable by the applicable Member. If a Member does not deliver a Preemptive Rights Notice to the Company within such ten day period the Member shall not have the right to purchase its ratable portion of Offered Membership Interests pursuant to this Section 3.08. The ratable portion of Offered Membership Interests initially offered to each Member shall be determined based on such Member’s Founder Shares Percentage, Private Placement Units Percentage or Residual Percentage, as applicable, determined by multiplying the Offered Membership Interests by

(i) in the case of Membership Interests representing new Private Placement Units, such Member’s Private Placement Units Percentage; or

(ii) in the case of Membership Interests representing new Founder Shares, such Member’s Founder Shares Percentage; or

(iii) in the case of any other Membership Interests, the Residual Percentage of such Member.

(b) Overallotment of Offered Membership Interests. No later than five business days following the expiration of the Overallotment Exercise Period, the Company shall provide written notice to each Member that validly exercised its Preemptive Right of the amount of Offered Membership Interests that each Preemptive Member has agreed to purchase (including, for the avoidance of doubt, where such number is zero) (the “Overallotment Offer Notice”). Each Member exercising its Preemptive Right to purchase its ratable portion of the Offered Membership Interests in full (an “Exercising Member”) shall have the right to purchase any portion or all of the Offered Membership Interests described in the Additional Issuance Notice with respect to which Members failed to exercise their Preemptive Right by delivering to the Company within five business days following receipt of the Overallotment Offer Notice (the “Overallotment Exercise Period”) written notice (an “Overallotment Purchase Notice”) stating that the Exercising Member shall purchase such Offered Membership Interests on the terms specified in the Additional Issuance Notice and indicating the amount and type, if applicable, of Offered Membership Interests such Member wishes to purchase. If more than one Exercising Member returns an Overallotment Purchase Notice in accordance with this section, then the Offered Membership Interests offered pursuant to the Overallotment Offer Notice shall be allotted between such Exercising Members as they shall agree, or if they are unable to agree, then in proportion to their relative Residual Percentages determined by multiplying (x) the Offered Membership Interest by (y) a fraction, the numerator of which is the Residual Percentage of the Exercising Member and the denominator of which is the sum of the Residual Percentages of all Exercising Members that deliver an Overallotment Purchase Notice in accordance with this section.

(c) Sales to the Prospective Buyer. After the expiration of the Overallotment Exercise Period and allotment and purchase of Offered Membership Interests pursuant to Section 3.08(b), the Company shall be free to complete the proposed issuance or sale of Offered Membership Interests described in the Overallotment Offer Notice with respect to which Members failed to exercise their Preemptive Right under Section 3.08(a) and (b) on terms no less favorable to the Company than those set forth in the Additional Issuance Notice (except that the amount of Offered Membership Interests to be issued or sold by the Company may be reduced); provided, that (x) such issuance or sale is closed within 30 business days after the expiration of the Overallotment Exercise Period (subject to the extension of such 30 business day period for a reasonable time not to exceed 60 business days to the extent reasonably necessary to obtain any government approvals) and (y) for the avoidance of doubt, the price at which the Offered Membership Interests are sold is at least equal to or higher than the purchase price described in the Additional Issuance Notice. In the event the Company has not sold such Offered Membership Interests within such time period, the Company shall not thereafter issue or sell any Offered Membership Interests without first again offering such securities to the Members in accordance with the procedures set forth in this Section 3.08.

(d) Amendment of Agreement. Following compliance with this Section 3.08, the Manager shall amend this Agreement as necessary to reflect the addition of new Members, the issuance of Additional Membership Interests and/or the contribution of additional funds to the extent such amendments are consistent with the terms approved by the Members in accordance with Section 3.08(a).

3.09 Loans From Members. Any Member may make a loan to the Company in accordance with Section 6.04. Loans by any Member to the Company shall not be considered Capital Contributions and shall not affect the maintenance of such Member's Capital Account, other than to the extent provided in Section 3.03(a)(iii), if applicable.

3.10 Expenses. All expenses of the Company (including the Company’s indemnification obligations under Section 6.06) shall be funded from available cash. To the extent that available cash is not sufficient to fund expenses, the Manager may sell, transfer or otherwise dispose of (i) first, Founder Shares until all Founder Shares held by the Company have been sold, transferred or otherwise disposed of and (ii) second, Private Placement Units, in each case subject to the Lockup Period and any other written contractual restrictions on transfer to which the Founder Shares or Private Placement Units may be subject. If any Founder Shares or Private Placement Units are sold, transferred or otherwise disposed of pursuant to this Section 3.10, the number of Founder Shares or Private Placement Units so sold, transferred or disposed of shall be allocated ratably amongst each of the Members according to their Founder Shares Percentages or Private Placement Unit Percentage, as applicable, to reduce the number of Founder Shares or Private Placement Units in which they have a direct or indirect interest. The Manager may amend Schedule A of this Agreement as necessary to reflect such reductions

ARTICLE IV

DISTRIBUTIONS

4.01 Distributions.

(a) Except as otherwise provided in this Agreement (including, without limitation, Sections 4.02, and 9.02), distributable assets of the Company shall be distributed to the Members at such times prior to the dissolution and liquidation of the Company as shall be determined by the Manager. Any such distributions shall be made as follows:

(i) Distributions attributable to the Founder Shares shall be made pro rata to each Member in accordance with his, her or its Founder Shares Percentage;

(ii) Distributions attributable to the Private Placement Units shall be made pro rata to each Member in accordance with his, her or its Private Placement Units Percentage; and

(iii) All other distributions shall be made pro rata to each Member in accordance with his, her or its Residual Percentage.

(b) Except as otherwise provided in this Agreement, and unless otherwise prohibited by law, the Manager shall cause the Company to distribute:

(i) the Private Placement Units with respect to which the applicable Lockup Period has expired no later than 10 days following the expiration of the applicable Lockup Period; and

(ii) the Founder Shares with respect to which the applicable Lockup Period has expired no later than 10 days following the expiration of the applicable Lockup Period;

4.02 Withholding and Other Taxes. If the Manager determines in good faith that there is a material possibility that the Company may be obligated to pay (or collect and pay over) the amount of any tax with respect to any Member’s share of any income or distributions from the Company, the Company shall pay withhold (or collect and pay over) the amount of such tax and, as and when required under applicable law, rule or regulation, pay it to the appropriate taxing authority.

4.03 Distribution of Assets in Kind. Prior to dissolution of the Company, (a) any distribution of Private Placement Units or Founder Shares shall be made in ratably accordance with each Member’s Private Placement Units Percentage or Founder Shares Percentage, as applicable, and (b) if any assets of the Company other than Private Placement Units or Founder Shares are distributed in kind, such assets shall be distributed on the basis of their fair market value on the date of distribution as determined by the Manager. Any Member entitled to any interest in such assets shall, unless otherwise determined by the Manager, receive separate assets of the Company and not an interest as a tenant-in-common or other undivided interest with other Members so entitled in any asset being distributed, notwithstanding anything to the contrary in Section 18-605 of the Act. Each Member acknowledges that any securities of FinTech it receives may be subject to a Lockup Period.

4.04 Limitations on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make any distribution to a Member if such distribution would violate Section 18-607 or Section 18-804 of the Act.

ARTICLE V
ALLOCATION OF NET PROFITS AND NET LOSSES

5.01 Basic Allocations. Except as provided in Section 5.02 below (which shall be applied first), Net Profits and Net Losses of the Company for any relevant period shall be allocated to the Members as follows:

(a) Net Profits or Net Losses attributable to the Founder Shares held by the Company shall be allocated pro rata to each Member in accordance with his, her or its Founder Shares Percentage;

(b) Net Profits or Net Losses attributable to the Private Placement Units held by the Company shall be allocated pro rata to each Member in accordance with his, her or its Private Placement Units Percentage; and

(c) All other allocations of Net Profits or Net Losses shall be made pro rata to each Member in accordance with his, her or its Residual Percentage.

5.02 Regulatory Allocations. Notwithstanding the provisions of Section 5.01 above, any allocation required to be made under Treasury Regulation Section 1.704 (including, but not limited to, allocations relating to “minimum gain chargeback”, “nonrecourse deductions”, “qualified income offset”) and Code Section 704(c) shall be made prior to the allocation set forth in Section 5.01.

5.03 Timing of Allocations. Allocations of Net Profits, Net Losses and other items of income, gain, loss and deduction pursuant to this Article V shall be made for each Fiscal Year of the Company as of the end of such Fiscal Year; provided, however, that if the Carrying Value of the assets of the Company are adjusted in accordance with clause (ii) of the definition of “Carrying Value,” the date of such adjustment shall be considered to be the end of a fiscal year for purposes of computing and allocating such Net Profits, Net Losses and other items of income, gain, loss and deduction.

5.04 Allocations in Respect of Transferred Units. In the event of a Transfer of Membership Units during any Fiscal Year made in compliance with the provisions of this Agreement, Net Profits, Net Losses and other items of income, gain, loss and deduction of the Company attributable to such Membership Interests for such Fiscal Year shall be determined using the interim closing of the books method.

5.05 Allocation of Expenses. Expenses of the Company that are directly attributable to the Private Placement Units, as determined in good faith by the Manager, shall be attributed to the Private Placement Units. All other expenses of the Company, including general operating expenses and indemnification obligations under Section 6.06, shall be attributed to the Founder Shares.

ARTICLE VI
MANAGEMENT

6.01 Management of the Company.

(a) Subject to the provisions of this Agreement and the Act, the management and control of the business and affairs of the Company shall be vested in the Manager who shall be deemed to be and shall have all of the rights, powers, duties and responsibilities of a “manager” within the meaning of the Act. Except as otherwise specifically provided herein, the Manager shall have full, exclusive and complete discretion to manage the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take such actions as the Manager deems necessary or appropriate to accomplish the purpose of the Company as set forth herein. Any action taken or decision made by the Manager on behalf of the Company shall be conclusive evidence that such action or decision was approved.

(b) All management and other responsibilities not specifically reserved to the Members in this Agreement shall be vested in the Manager, and the Members shall have no voting rights hereunder or under the Act except as specifically provided in this Agreement. Except as may be expressly provided otherwise elsewhere in this Agreement, no Member in its capacity as a Member shall have any right, power or authority to act for or on behalf of the Company, to do any act that would be binding on the Company or to incur any expenditures on behalf of the Company. Each Member agrees to defend, indemnify and hold harmless the Company, the Manager and the other Members and their respective officers, directors, stockholders, employees, general and limited partners, members, managers, trustees, agents and Affiliates against any claim, loss, damage, liability, cost or expense of any nature, arising out of, or resulting or relating to, any action taken by such Member in violation of the provisions of this Section 6.01(b). Decisions or actions taken by the Manager in accordance with this Agreement shall constitute decisions or actions of the Company and shall be binding on each Member and employee, if any, of the Company.

(c) Subject to all other provisions of this Agreement (including without limitation Section 6.03), the Manager shall be authorized in the name of and on behalf of the Company to do all things necessary or appropriate to carry on the business and purposes of the Company, including, without limitation, to pay any and all fees and to make any and all expenditures which the Manager deems necessary or appropriate in connection with the formation of the Company, general and administrative expenses of the Company, the management of the affairs of the Company, and the fulfillment of the Manager’s obligations and responsibilities under this Agreement or any other agreement to which the Company is a party, including, without limitation, fees, reimbursements and expenditures payable to any Member, the Manager or their respective Affiliates.

(d) The Manager shall use reasonable efforts to avoid causing the Company to be engaged in the conduct of a trade or business within the United States within the meaning of Section 864 or 897 of the Code or have income effectively connected with the conduct of such a trade or business.

(e) Neither the Manager nor its Affiliates shall be required to devote their full time to the business of the Company, but shall devote so much of their time and efforts to the affairs of the Company as may in their judgment be necessary to accomplish the purposes of the Company.

6.02 Compensation of Manager and Members. No payment shall be made by the Company to the Manager or his, her or its affiliates for the Manager’s services as the Manager, except as may otherwise be provided in this Agreement.  The Manager shall be entitled to reimbursement from the Company for all expenses incurred by him, her or it in managing and conducting the business and affairs of the Company.  The Manager shall determine which expenses, if any, are allocable to the Company in a manner that is fair and reasonable to the Manager and the Company, and if such allocation is made in good faith, it shall be conclusive in the absence of manifest error.

6.03 Binding the Company. The signature of the Manager on any agreement, contract, instrument or other document shall be sufficient to bind the Company in respect thereof and conclusively evidence the authority of the Manager and the Company with respect thereto, and no third party need look to any other evidence or require the joinder or consent of any other party. Except as otherwise specifically provided in this Agreement, no Member in its capacity as a Member shall have the authority to bind the Company.

6.04 Contracts with Members. Any transaction or contract between the Company and the Manager, a Member or any Affiliate of the Manager or Member is hereby authorized by the Members provided that: (a) the transaction with the Company represents the fair market value of the property or services furnished to or provided by the Company; (b) the terms of the transaction are no less favorable than the terms that could be obtained by the Company in an arms’ length transaction; (c) the transaction is beneficial to and appropriate in the conduct of the Company’s business; (d) the transaction between the Company and the Manager, Member or Affiliate of the Manager or Member complies with the terms of this Agreement; and (e) the terms of each such transaction are fully disclosed to the Members. Notwithstanding the foregoing, each Member agrees that it shall not enter into any agreement with the Company or FinTech if such agreement or contract includes terms applicable to any Other FinTech Shares held by such Member or such Member’s allocated Private Placement Units or Founder Shares that are more favorable than the terms of this Agreement or the Letter Agreement, as each may be amended or restated from time to time, applicable to the Private Placement Units and Founder Shares held by the Company.

6.05 Exculpation. No Indemnified Person (as defined below) shall have any liability to the Company or to any Member or Manager for any loss suffered by the Company which arises out of any action or inaction by such Indemnified Person with respect to the Company (i) if such Indemnified Person so acted or omitted to act (A) in the good faith and reasonable belief that such course of conduct was in, or was not opposed to, the best interests of the Company, or (B) in reliance on the provisions of this Agreement, and (ii) such course of conduct did not constitute gross negligence, fraud, willful malfeasance or material breach of this Agreement by such Indemnified Person, nor shall any Indemnified Person be liable to the Company or any Member or Manager for losses due to such mistakes, action, or inaction or to the negligence, dishonesty or bad faith of any broker or other agent of the Company, provided that they shall have been selected in good faith. The Manager may consult with counsel and accountants in respect of Company affairs and be fully protected and justified in any reasonable action or inaction that is taken in accordance with the advice or opinion of such counsel or accountants, provided that they shall have been selected in good faith.

6.06 Indemnification. The Company shall indemnify, out of the assets of the Company only (including cash proceeds from liability insurance, if any), and hold harmless each Indemnified Person, to the fullest extent permitted by applicable law, from and in respect of all (a) reasonable fees, judgments, fines, costs, and expenses (including reasonable attorneys’ fees) paid in connection with or resulting from any claim, demand, action, suit or proceeding, and any appeal therefrom, relating to this Agreement or the activities of the Company against any Indemnified Person, its properties, business, or affairs, (b) losses or damages resulting from such claims, demands, actions, suits or proceedings, and any appeal therefrom, including amounts paid in settlement or compromise (if recommended by attorneys for the Company) of any such claim, demand, action, suit or proceeding, and any appeal therefrom, and (c) losses or damages (including reasonable attorneys’ fees and costs) resulting from claims, demands, actions, suits or proceedings arising from or relating to the acts of the Indemnified Person in preparing and filing the Registration Statement, seeking and consummating an initial business combination on behalf of FinTech or any other activities relating to such Indemnified Person’s responsibilities to FinTech; provided, however, that this indemnity shall not extend to the Indemnified Person if (i) the Indemnified Person acted with (A) willful misconduct or gross negligence, or (B) with respect to any criminal action or proceeding, the Indemnified Person had reasonable cause to believe such Indemnified Person’s conduct was unlawful. The term “Indemnified Person” shall mean: (a) each Person that is or was, or has agreed to become, the Manager or a Member, or is or was serving, or has agreed to serve, at the request of the Company, as a director, officer, employee, manager or trustee of, or in a similar capacity with, another corporation, partnership, limited liability company, joint venture, trust or other enterprise; and (b) the Liquidator, if any.

6.07 Limitation of Liability. This Agreement is not intended to, and does not, create or impose any fiduciary duty on the Members or their respective Affiliates. Furthermore, each of the Members and the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by applicable law, and in doing so, acknowledges and agrees that the duties and obligation of each Member to each other and to the Company are only as expressly set forth in this Agreement. Furthermore, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Company and the Manager in circumstances where the application of any such doctrine would conflict with any of the Manager’s current or future fiduciary duties or contractual obligations to Persons other than the Company. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of the Manager or any Member otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Person.

6.08 No Prohibition Against Other Business Activities.

(a)  The Members expressly acknowledge and agree that: (i) the Manager, each Member and their respective Affiliates are permitted to have, and may presently or in the future have, investments in or other business relationships, ventures, agreements or arrangements with, entities engaged in businesses of every kind, including the business of the Company (an “Other Business”); (ii) the Manager, each Member and their respective Affiliates have or may develop a strategic relationship with businesses that are or may be competitive with the Company; (iii) none of the Manager, any Member or their respective Affiliates will be prohibited by virtue of the Manager's investment in the Company from pursuing and engaging in any such activities; (iv) none of the Manager, any Member or their respective Affiliates will be obligated to present to the Company, or inform the Company of, any opportunity, relationship or investment; and (v) nothing contained herein shall limit, prohibit or restrict the Manager, any Member or their respective Affiliates from serving on the board of directors or other governing body or committee of any Other Business. The parties hereto expressly authorize and consent to the involvement of the Manager, any Member and/or their respective Affiliates in any Other Business; provided, that any transactions between the Company and an Other Business will be on terms no less favorable to the Company than would be obtainable in a comparable arm's-length transaction. The parties hereto expressly waive, to the fullest extent permitted by applicable law, any rights to assert any claim that such involvement breaches any fiduciary or other duty or obligation owed to the Company or any Member or to assert that such involvement constitutes a conflict of interest by such Persons with respect to the Company or any Member.

(b) Without limiting the generality of Section 6.08(a), the Manager, any Member and their respective Affiliates may make direct investments in securities and instruments that are the same as, or substantially similar to, those in which the Company and FinTech invest or intend to invest at such times and in such amounts as they may each determine in their respective discretion. Neither the Manager, any Member nor any of their respective Affiliates is obligated to offer the Company or FinTech any investment opportunities that they may offer to other investors, including investment funds or other entities similar to the Company or FinTech, or any investment opportunities in which the Manager, any Member or their respective Affiliates may invest in on a proprietary basis, and any decision to do so will be entirely within their discretion.

ARTICLE VII
BOOKS AND RECORDS; FISCAL MATTERS

7.01 Books and Records. The Manager shall keep or cause to be kept complete and accurate books and records with respect to the operations of the Company in accordance with accounting principles generally accepted in the United States, consistently applied. Such books and records shall be maintained and be available, in addition to any documents and information required to be made available to a Member under the Act, at the principal office of the Company or in such other location as the Manager may designate. Upon reasonable notice from any Member or his, her or its Representative, the Manager shall afford to such Member or his, her or its Representatives reasonable access during business hours to such books and records and shall permit such Member or his, her or its Representatives to examine and copy such books and records at such Member’s own expense, as applicable.

7.02 Tax Matters Member. Daniel Cohen shall serve as the “tax matters partner” of the Company under Code Section 623l(a)(7), for all purposes of the Code and for the corresponding provisions of any state or local statute (the “Tax Matters Member”). The Tax Matters Member shall cause the Company’s accountant to prepare, and timely file, all Company tax returns, and shall timely make all other filings required by any governmental authority having jurisdiction to require such filing, the cost of which shall be borne by the Company. The Tax Matters Member shall also cause to be delivered to the Members, within ninety (90) days after the expiration of each tax year of the Company, such information relating to the Company as the Manager determines is necessary for the Members to complete their federal, state and/or local income tax returns that include such tax year. No election shall be made by the Company or any Member to be excluded from the application of the provisions of subchapter K of the Code or from any similar provision of state tax laws.

7.03 Bank Accounts. The Manager may cause the Company to open and maintain one or more accounts with such financial institutions as the Manager may determine to be necessary or advisable. The Manager is authorized to execute checks and other documents on behalf of the Company with respect to such accounts. To the extent deemed necessary or advisable by the Manager, the Company shall adopt resolutions more specifically effectuating the foregoing provisions of this Section 7.03.

ARTICLE VIII
TRANSFERS OF INTERESTS

8.01 General Restrictions on Transfer of Interests by Members.

(a) No Member may Transfer any of his, her or its Membership Interests unless the Manager has approved such Transfer in his, her or its sole and absolute discretion, other than (i) a Transfer to a Permitted Transferee who agrees in writing to be bound by this Agreement or (ii) a Transfer in compliance with Section 8.01(d) below. A Member seeking to Transfer to a Permitted Transferee shall provide written notice to the Company. If the Manager Transfers all of his, her or its Membership Interest to a Permitted Transferee, the Manager shall no longer continue in his capacity as the Manager of the Company.

(b) Any Transfer in contravention of any of the provisions of this Agreement shall be null and void and ineffective to Transfer any Member’s Membership Interest, or any portion thereof, and shall not bind, or be recognized by, or on the books of, the Company, and any purported transferee in such transaction shall not be or be treated as or deemed to be a Member (or an assignee within the meaning of Section 18-702 of the Act) for any purpose. If any Member shall at any time Transfer a Membership Interest in the Company, or any interest therein, in contravention of any of the provisions of this Agreement, then each other Member shall, in addition to all rights and remedies at law and equity, be entitled to a decree or order restraining and enjoining such transaction, and the offending Member shall not plead in defense thereto that there would be an adequate remedy at law; it being expressly hereby acknowledged and agreed that damages at law would be an inadequate remedy for a breach or threatened breach of the provisions of this Agreement concerning such transactions.

(c) Notwithstanding the provisions of this Article VIII, the Founder Shares, Private Placement Units and the common stock and warrants underlying the Private Placement Units are subject to certain transfer restrictions (including Lockup Periods), and the Overallotment Shares are also subject to forfeiture, in each case as set forth in the Letter Agreement, Subscription Agreement and Underwriting Agreement. No Member shall Transfer such Member’s right to or interest in any such securities in violation of such agreements. Any securities validly transferred in accordance with this Agreement shall continue to be subject to any and all transfer restrictions, Lockup Periods and forfeiture conditions described herein and in any other applicable agreement.

(d) Right of First Offer.

Each time a Member proposes to Transfer all or any part of that Member’s Membership Interest other than to a Permitted Transferee (such Member, an “Offering Member”), such Offering Member shall first obtain the consent of the Manager to the terms of any such transfer by providing written notice to the Manager of the proposed terms of the transfer. The Manager shall, within ten (10) days of receipt of such notice, either approve the proposed terms or propose revised terms to the Offering Member. The Offering Member may accept the revised terms or provide a new proposal to the Manager. In no event will the Manager be required to approve the terms of any proposed offer to transfer the Membership Interests. Following the approval by the Manager of a proposed transfer other than to a Permitted Transferee, an Offering Member shall offer that Member’s Membership Interest to the non-transferring Members by providing written notice (“ROFO Notice”) to all Members with a copy to the Company specifying the percentage and type of Membership Interest the Offering Member desires to Transfer (“Offered Amount”), the price (the “Offering Price”) for which the Offering Member intends to market the Membership Interest for sale and any other material terms of the offer. For a period of thirty (30) days following delivery of the ROFO Notice (the “Rofo Option Period”), each non-transferring Member shall have the right to send an option reply (“Option Reply”) to the Offering Member indicating that such non-transferring Member desires to purchase the offered Membership Interest at the Offering Price, and on the terms and conditions indicated in the ROFO Notice, which terms shall remain outstanding during the ROFO Option Period. If more than one non-transferring Member indicates interest to purchase the offered Membership Interest upon the Offering Price, on the terms and conditions as are contained in the ROFO Notice, then such Membership Interest shall be allotted between them as they shall agree, or if they are unable to agree, then in proportion to their relative Residual Percentages determined by multiplying (x) the offered Membership Interest by (y) a fraction, the numerator of which is the Residual Percentage of the exercising Member and the denominator of which is the sum of the Residual Percentages of all exercising Members. If any exercising Member fails to purchase the entire pro rata amount allotted to such Member, each remaining exercising Member shall have the right to purchase its pro rata portion of that unpurchased amount in proportion to their Residual Percentages within 15 business days of such failure to purchase. Notwithstanding the foregoing, if the non-transferring Members do not agree to purchase, in aggregate, the entire Offered Amount, the Offering Member shall not be obligated to sell the Offered Amount to the Members and may instead offer such amount to any third party provided such offer and sale are in compliance with all securities laws (with any such offer and sale to a third party permitted only if at or above the Offering Price and containing substantially similar terms and conditions to those described in the ROFO Notice). To the extent permitted under applicable law, a Member holding Other FinTech Shares shall provide a similar right of first refusal to the other Members as set forth in this Section 8.01(d) with respect to any transfer or sale of his, her or its Other FinTech Shares

(e) In the event of a proposed Transfer of all or any part of a Manager’s Membership Interest other than to a Permitted Transferee (the “Purchaser”), the Manager shall be required to provide each other Member with at least thirty (30) days’ prior written notice (“Tag-Along Notice”) to all Members with a copy to the Company specifying the percentage and type of Membership Interest the Manager desires to Transfer (“Manager Transfer Amount”), the price (the “Manager Transfer Price”) for which the Manager intends to sell the Membership Interest and any other material terms of the proposed Transfer. For a period of thirty (30) days following delivery of the Tag-Along Notice (the “Tag-Along Option Period”), each non-transferring Member shall have the right to send an option reply (“Tag-Along Option Reply”) to the Manager indicating that such non-transferring Member (the “Tagging Member”) elects to Transfer Membership Interests to the Purchaser on the same terms and conditions as those being offered to the Manager. If more than one Tagging Member delivers a Tag-Along Option Reply in accordance with this Section 8.01(e) indicating a desire to Transfer Membership Interests to the Purchaser on the same terms and conditions as those being offered to the Manager, the Membership Interests to be Transferred to the Purchaser shall be allotted amongst the Manager and the Tagging Members as they shall agree, or if they are unable to agree, then in proportion to their relative Residual Percentages determined by multiplying (x) the Manager Transfer Amount by (y) a fraction, the numerator of which is the Residual Percentage of the Tagging Member (or Manager, as applicable) and the denominator of which is the sum of the Residual Percentages of the Manager and all Tagging Members. Failure by a Member to provide the Tag-Along Option Reply within the Tag-Along Option Period shall be deemed to be a rejection of its tag-along rights with respect to such Transfer.

After expiration of the Tag-Along Option Period, the Manager and any Tagging Members may consummate such Transfer, provided that the terms and conditions of the actual Transfer are no more favorable to the Manager and/or any Tagging Member than those set forth in the Tag-Along Notice. Notwithstanding the foregoing, the proposed Transfer of the Manager’s Membership Interest by the Manager to the Purchaser shall not be permitted hereunder and any such purported Transfer shall not be valid (and thus shall not have any force or effect) unless the Purchaser accepts and purchases the entirety of the Membership Interests properly tendered by the Tagging Member(s).

Notwithstanding the above, the provisions of this Section 8.01(e) shall not apply to any proposed Transfer by the Manager the proceeds of which shall be used to cover expenses of the Company or FinTech. To the extent permitted under applicable law, the Manager shall provide a similar tag-along right to the other Members as set forth in this Section 8.01(e) with respect to any transfer or sale of his, her or its Other FinTech Shares.

(f) Notwithstanding anything herein to the contrary, no transfer to a transferee shall be effective unless (i) the transferee agrees in writing to become a party to this Agreement and to be treated hereunder as a Member for all purposes of this Agreement and (ii) such transferee executes all other documents that he or she is required to execute by the Manager as a condition to such transfer.

8.02 Withdrawal, Termination or Death of the Manager.

(a) The Manager may voluntarily resign, withdraw or retire as Manager from the Company at any time upon prior written notice to the Company. The Manager shall continue to serve as the Manager until the time at which (i) he, she or its Affiliates no longer holds any Membership Interests, (ii) he, she or it is removed pursuant to Section 8.02(b), (iii) he, she or it voluntarily resigns, withdraws or retires as Manager or (iv) in the case of an individual, such person dies or a court of competent jurisdiction adjudges him or her to be incompetent to manage his or her Person or property.

(b) The Manager may be removed at any time by the Members, with or without cause, upon by the vote of the Members representing the holders of at least 75% of the Residual Percentages.

(c) In the event there is a vacancy in the position of Manager, a new manager shall be appointed by the vote of the Members representing the holders of at least 75% of the Residual Percentages, and prior to such appointment, the following person(s) shall serve as interim Manager (i) if the Manager is an individual and dies or a court of competent jurisdiction adjudges him, her or it to be incompetent to manage his, her or its Person or his, her or its property, the Manager’s executor, administrator, guardian, conservator or other legal representative may exercise all of the Manager’s rights hereunder, and such executor, administrator, guardian, conservator or legal representative shall be substituted as the interim Manager, or (ii) in all other circumstances, the Member with the highest Residual Percentage shall serve as interim Manager.

8.03 Additional Members. Except as provided in Section 8.01, additional Members may be admitted to the Company only upon the written consent of the Manager. Any such consent shall specify the Capital Contribution, Founder Shares Percentage, Private Placement Units Percentage, Residual Percentage and any other rights and obligations of such additional Members. Any offering or issuance of newly-issued Membership Interests to a new Member shall be subject to the Preemptive Rights of the Members set forth in Section 3.08 of this Agreement. In connection with the admission of any additional Member in accordance with the provisions of this Agreement, this Agreement (including Schedule A) shall be amended to reflect the additional Member, his, her or its Capital Contribution, if any, his, her or its Founder Shares Percentage, Private Placement Units Percentage, Residual Percentage and any other rights and obligations of the additional Member and the change in the Founder Shares Percentage, Private Placement Units Percentage and Residual Percentage of the then existing Members. Each additional Member must agree to be bound by the terms of this Agreement and any transfer restrictions, voting arrangements and forfeiture requirements that are then applicable to the Founder Shares and Private Placement Units.

Each Member, and each Person who is hereinafter admitted to the Company as a Member, hereby: (i) consents to the admission of any such third party admitted in compliance with this Agreement, and to any amendment to this Agreement which may be necessary or appropriate to reflect such admission, and (ii) acknowledges that, in connection with any admission of any such Person, such Member’s interest in allocations of Net Profits and Net Losses, distributions and net proceeds upon liquidation of the Company, may be diluted or otherwise altered (subject to the provisions of this Section 8.03 and Section 3.08).

ARTICLE IX
DISSOLUTION AND TERMINATION

9.01 Events Causing Dissolution. The Company shall be dissolved and its affairs wound up upon:

(a) Any time at which there are no Members of the Company, unless the Company is continued without dissolution in a manner permitted by the Act;

(b) The sale, disposition or distribution of all or substantially all of the assets of the Company; or

(c) The election to dissolve the Company made in writing by the Manager.

9.02 Distributions Upon Liquidation.

(a) Upon dissolution of the Company, the Liquidator shall satisfy liabilities owing to creditors whether by payment or the making of reasonable provision for payment thereof (including creating such reserves as may be required by non-waivable provisions of Section 18-804(b) of the Act or as the Liquidator otherwise deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company).

(b) After paying such liabilities and providing for such reserves, and to the extent the following have not been previously distributed, the Liquidator shall cause (i) the Founder Shares or any proceeds attributable thereto (if any) to be distributed to the Members pursuant to each Member’s respective Founder Shares Percentage and (ii) the Private Placement Units or any proceeds attributable thereto (if any), to be distributed to the Members pursuant to each Member’s respective Private Placement Units Percentage.

(c) After paying such liabilities and providing for such reserves, and to the extent the following have not been previously distributed, the Liquidator shall cause the remaining net assets of the Company (if any) to be distributed to all Members with positive Capital Account balances (after such balances have been adjusted to reflect all debits and credits required by applicable Treasury Regulations under Section 704(b) of the Code for all events through and including the distribution in liquidation of the Company) among the Members in proportion to and to the extent of such positive balances. Thereafter, any remaining assets of the Company shall be distributed among the Members in accordance with their Residual Percentages.

ARTICLE X
MISCELLANEOUS

10.01 Notices. Any and all notices, requests, elections, consents or demands permitted or required to be made under this Agreement shall be given in writing, signed as required, and shall be delivered personally, or sent by registered or certified mail, or by overnight mail, Federal Express or other similar commercial overnight courier and shall be effective (a) on the fourth business day after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) on the first business day after being sent by express mail, receipt confirmed or reputable commercial overnight delivery service providing a receipt for delivery, (c) on the date of actual hand delivery or (d) on the date of actual delivery if sent by any other method. In order to be effective, all such notices shall be addressed, if to the Company, at its principal place of business, and if to a Member or the Manager, at the address set forth on the signature page of this Agreement or the last address on the Company’s books.

10.02 Word Meanings. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires.

10.03 Binding Provisions. The covenants and agreements contained herein shall be binding upon, and inure to the benefit of, the parties hereto, their respective permitted successors, successors-in-title, heirs and assigns, and each and every permitted successor-in-interest to any Member or Manager, whether such successor acquires such interest by way of gift, purchase, foreclosure, or by any other method, shall hold such interest subject to all of the terms and provisions of this Agreement.

10.04 Applicable Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Delaware, including the Act, as interpreted by the courts of the State of Delaware, notwithstanding any rules regarding choice of law to the contrary.

10.05 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same document. Each party to this Agreement may execute and deliver this Agreement by an executed signature page transmitted by facsimile or electronic mail, provided that such party promptly thereafter delivers an originally executed signature page. Any failure to deliver such an originally executed signature page after delivering an executed signature page by facsimile, however, shall not affect the validity, legality or enforceability of this Agreement.

10.06 Separability of Provisions. Each provision of this Agreement shall be considered separable. To the extent that any provision of this Agreement is prohibited or ineffective under the Act or other applicable law, this Agreement shall be considered amended to the minimum extent possible in order to make the Agreement effective under the Act or such other applicable law (and, if the Act or such other applicable law is subsequently amended or interpreted in such manner as to make effective any provision of this Agreement that was formerly rendered invalid, such provision shall automatically be considered to be valid from the effective date of such amendment or interpretation).

10.07 Section Titles. Article and Section titles are included herein for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

10.08 Amendments. Except as otherwise specifically set forth in this Agreement, this Agreement may be amended, modified or waived by the Manager without the consent of the Members. Notwithstanding the foregoing, (i) no amendment or repeal of Section 6.05 or Section 6.06 shall affect or diminish in any way the rights of any Indemnified Person to exculpation or indemnification under the provisions of Section 6.05 and Section 6.06, respectively, with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment or repeal and (ii) no amendment shall adversely affect a Member’s right to receive distributions pursuant to Article IV and/or Section 9.02 hereof without such Member’s prior written consent.

10.09 Third Party Beneficiaries. The provisions of this Agreement, including Article III, are not intended to be for the benefit of any creditor (other than a Member or Manager, in his, her or its capacity as such, who is a creditor) or other Person (other than a Member or Manager in his, her or its capacity as such) to whom any debts, liabilities or obligations are owed by (or who otherwise has any claim against) the Company or any Member or Manager.

10.10 Entire Agreement. This Agreement and the Schedule attached hereto embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

10.11 Waiver of Partition. Each Member agrees that irreparable damage would be done to the Company if any Member brought an action in court to partition the Company or any of its assets. Accordingly, each Member agrees that he, she or it shall not, either directly or indirectly, take any action to require partition or appraisal of the Company or of any of the assets or properties of the Company, and notwithstanding any provisions of this Agreement to the contrary, each Member (and his, her or its successors and assigns) accepts the provisions of the Agreement as his, her or its sole entitlement on termination, dissolution and/or liquidation of the Company and hereby irrevocably waives any and all right to file a complaint, institute or maintain any action or proceeding at law or in equity for partition or to compel any sale or other liquidation with respect to his, her or its Membership Interest, in or with respect to, any assets or properties of the Company.

10.12 No Waiver. The failure of any Member or Manager to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of such Member’s or Manager’s right, as the case may be, to demand strict compliance with any other provision hereof or of the same provision in the future.

10.13 Power of Attorney. By signing this Agreement, each Member designates and appoints the Manager (including any successor Manager) as his, her or its true and lawful attorney-in-fact, in his, her or its name, place, and stead to make, execute, sign, and file the such instruments, documents, or certificates relating to the exercise of authority granted to the Manager under this Agreement. Without limiting the generality of the foregoing, the Manager is hereby granted any authority on behalf of the Members to execute any amendment to this Agreement on behalf of the Members (i) if such amendment is permitted under any provision of this Agreement and (ii) that effects a Transfer of any Membership Interest which complies with Article VIII of this Agreement. This power of attorney granted by each Member shall expire as to such Member immediately after the amendment of the Company’s records to reflect the complete withdrawal of such Member as a Member of the Company. It is expressly intended by each Member that the power of attorney granted hereby is coupled with an interest, shall be irrevocable, and shall survive and not be affected by the subsequent death, disability or incapacity of such Member.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first above written.

/s/ Walter T. Beach
Walter T. Beach

/s/ John C. Chrystal
John C. Chrystal

/s/ Betsy Z. Cohen
Betsy Z. Cohen

/s/ Leon Cooperman
Leon Cooperman

/s/ Hersh Kozlov
Hersh Kozlov

/s/ William Lamb
William H. Lamb

/s/ Frank Mastrangelo
Frank Mastrangelo

/s/ James J. McEntee, III
James J. McEntee, III

[Signature Page to FinTech Investor Holdings Amended and Restated LLC Agreement]

COHEN SPONSOR INTERESTS, LLC

/s/ Daniel G. Cohen
Name: Daniel G. Cohen
Title: Sole Member

DGC FAMILY FINTECH TRUST

/s/ Daniel G. Cohen
Name: Daniel G. Cohen
Title: Trustee

[Signature Page to FinTech Investor Holdings Amended and Restated LLC Agreement]

MAIN STREET GLOBAL LLC

/s/ Jason Capone
Name: Jason Capone
Title: Managing Member

NANTAHALA CAPITAL PARTNERS LIMITED PARTNERSHIP

By: Nantahala Capital Management, LLC
Its General Partner

/s/ Daniel Mack
Name: Daniel Mack
Title: Manager

NANTAHALA CAPITAL PARTNERS II LIMITED PARTNERSHIP

By: Nantahala Capital Management, LLC

Its General Partner

/s/ Daniel Mack
Name: Daniel Mack
Title: Manager

BLACKWELL PARTNERS LLC SERIES A

/s/ Justin B. Nixon
Name: Justin B. Nixon
Title: Investment Manager

/s/ David R. Shumate
Name: David R. Shumate
Title: Executive Vice President

SILVER CREEK CS SAV, L.L.C.

/s/ Daniel Mack
Name: Daniel Mack
Title: Manager

[Signature Page to FinTech Investor Holdings Amended and Restated LLC Agreement]

AG MORTGAGE VALUE PARTNERS MASTER FUND, L.P.

By:	Angelo, Gordon & Co., L.P., its investment manager

By:	/s/ D. Forest Wolfe
Name: D. Forest Wolfe
Title: Authorized Signatory

AG SUPER FUND INTERNATIONAL PARTNERS, L.P.

By:	Angelo, Gordon & Co., L.P., its investment manager

By:	/s/ D. Forest Wolfe
Name: D. Forest Wolfe
Title: Authorized Signatory

AG SUPER FUND, L.P.

By:	Angelo, Gordon & Co., L.P., its investment manager

By:	/s/ D. Forest Wolfe
Name: D. Forest Wolfe
Title: Authorized Signatory

[Signature Page to FinTech Investor Holdings Amended and Restated LLC Agreement]

NUTMEG PARTNERS, L.P.

By:	Angelo, Gordon & Co., L.P., its investment manager

By:	/s/ D. Forest Wolfe
Name: D. Forest Wolfe
Title: Authorized Signatory

AG MM, L.P.

By:	Angelo, Gordon & Co., L.P., its investment manager

By:	/s/ D. Forest Wolfe
Name: D. Forest Wolfe
Title: Authorized Signatory

AG PRINCESS, L.P.

By:	Angelo, Gordon & Co., L.P., its investment manager

By:	/s/ D. Forest Wolfe
Name: D. Forest Wolfe
Title: Authorized Signatory

[Signature Page to FinTech Investor Holdings Amended and Restated LLC Agreement]